FOR IMMEDIATE RELEASE	Exhibit 99.1

ACR GROUP, INC. REPORTS NET INCOME SURGES 113%
IN FIRST QUARTER ENDED MAY 31, 2004

>>>Strong same-store sales across several business units fuel results <<<

Houston, TX—July 6, 2004. ACR Group, Inc. (OTC-BB: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today reported operating results and sales for the quarter ended May 31, 2004, the first quarter of fiscal 2005. Both net income and sales reached record levels for the first quarter of the Company’s fiscal year.

Net income increased to $1,037,000, or $0.10 per basic share and $0.09 per diluted share, for the quarter ended May 31, 2004, compared to $488,000, or $0.05 per basic and diluted share, for the quarter ended May 31, 2003. Income increased at all of the Company’s business units except in Texas, where unusually high rainfall in April and early May reduced demand for the Company’s products. The Company’s business unit based in Colorado generated particularly strong earnings growth as economic development in the area rebounded from lackluster activity over the past two and a half years. The Company’s business unit based in California also sustained the exceptional growth rate that it produced during fiscal 2004.

For the quarter ended May 31, 2004, the Company reported sales of $50.0 million, an increase of 18% from sales of $42.3 million in the quarter ended May 31, 2003. Same-store sales in the first five months of calendar 2004 increased 16% over 2003, compared to a 12% increase in industry-wide product shipments during the same period based on data compiled by a leading industry trade association. All business units except Texas generated a double-digit increase in same-store sales. Same-store comparisons exclude two non-core business units that were sold in fiscal 2004, a branch closed in fiscal 2004 and four new branches opened since June 2003.

Gross margin percentage on sales increased to 22.3% in the quarter ended May 31, 2004, from 22.0% in the quarter ended May 31, 2003, as a result of continuous improvement in both purchasing terms with suppliers and customer pricing disciplines throughout the Company. SG&A expense as a percentage of sales declined to 18.5% in the quarter ended May 31, 2004 from 19.5% in the same quarter in 2003 as the Company successfully leveraged its quarterly sales increase. Interest expense declined by 5% in the quarter compared to the preceding year because of a decrease in the average interest rate on indebtedness.

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ACR Group, Inc. July 6, 2004 Page 2	NEWS RELEASE

Commenting on the company’s first quarter results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, “We could not be more pleased with our first quarter operating results. With the exception of Texas, our business units that performed exceptionally well last year sustained that momentum through the first quarter. Additionally, our Colorado business unit, which endured a sluggish regional economy for the last two years, experienced a remarkable turnaround in the first quarter. Even in Texas, where weather conditions were not conducive to our business, we came close to matching last year’s results, which were very good by historical standards. As we’ve done for the last several years, our same-store sales continue to outperform the industry. The momentum with which we enter the peak summer selling season has created much optimism throughout our Company.”

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration ("HVACR") equipment and supplies. The Company owns and operates 6 business units with 45 locations in 9 states.

Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

(financial data to follow)

CONTACTS:

Alex Trevino, Jr	Tony Maresca
President and CEO	Sr. Vice President & CFO
ACR Group, Inc.	ACR Group, Inc.
Houston, TX	Houston, TX
713-780-8532	713-780-8532

ACR Group, Inc. July 6, 2004 Page 3	NEWS RELEASE

ACR GROUP, INC.
CONSOLIDATED RESULTS OF OPERATIONS

(in thousands of dollars, except per share amounts)

	Quarter Ended May 31,
	2004	2003
Sales	$ 50,045	$ 42,317
Cost of sales	38,887	33,012

Gross profit	11,158	9,305
Selling, general and administrative
expenses	9.007	7,977
Depreciation and amortization	240	256

Operating income	1,911	1,072
Interest expense	364	385
Other non-operating (income)	(142)	(103)

Income before taxes	1,689	790
Provision for income taxes	652	302

Net income	$ 1,037	$ 488

Earnings per share:
Basic	$ .10	$ .05
Diluted	$ .09	$ .05

Average outstanding shares:
Basic	10,681	10,681
Diluted	10,996	10,681